Exhibit 10.2

November 12, 2008

FIRST TENNESSEE BANK NATIONAL ASSOCIATION
David Work
Executive Vice President
Correspondent Services
845 Crossover Lane, Suite 150
Memphis, TN  38117

Dear Mr. Work:

Reference is made to (i) that certain Amended and Restated Promissory Note dated March 29, 2007 (“Note”); (ii) that certain Loan Agreement dated March 17, 2006 (“Loan Agreement”), as amended by that certain Modification Agreement effective as of May 11, 2006 (“First Modification”), as further amended by that certain Second Modification Agreement and Covenant Waiver effective as of March 29, 2007 (“Second Modification”), as further amended by that certain Third Modification Agreement and Covenant Waiver effective as of March 15, 2008 (“Third Modification”), as further amended by that certain Fourth Modification Agreement and Covenant Waiver effective as of June 30, 2008 (“Fourth Modification”), as further amended by that certain Fifth Modification Agreement and Covenant Waiver effective as of August 29, 2008 (“Fifth Modification”), as further amended by that certain Amendment to Fifth Modification Agreement and Covenant Waiver effective as of September 23, 2008 (“Amendment to Fifth Modification”), as further amended by that certain Sixth Modification Agreement and Covenant Waiver effective as of October 28, 2008 (“Sixth Modification”), and as further amended by that certain Seventh Modification Agreement and Covenant Waiver effective as of the date hereof (“Seventh Modification”); and (iii) that certain Pledge Agreement together with Addendum to Pledge Agreement (collectively, the “Pledge”), each dated as of March 17, 2006 (the Note, the Loan Agreement, the First Modification, the Second Modification, the Third Modification, the Fourth Modification, the Fifth Modification, the Amendment to Fifth Modification, the Sixth Modification, the Seventh Modification, the Pledge and any other documents executed by the Borrower in connection with the loan in the original principal amount of $70,000,000.00 from the Lender, but expressly excluding this letter agreement, are collectively herein referred to as the “Loan Documents”).  All capitalized terms used but not otherwise defined herein shall have the meanings set forth on Exhibit B attached hereto and incorporated by reference herein.

Pursuant to the Purchase Agreement, Borrower proposes to sell the Bank Shares to Vineyard Bancshares or another purchaser (Vineyard Bancshares or such other purchaser as the purchaser of the Bank Shares, the “Buyer”) for the Initial Purchase Price.  Upon closing of the sale of the Bank Shares, Borrower shall pay (or cause Buyer to pay) to Lender an amount equal to the Initial Payoff.  In addition to the Initial Payoff, Lender shall also be entitled to receive the Contingent Payoff from the Buyer, as described below.  The Total Payoff must be paid to Lender by wire transfer of immediately available funds to the account designated by Lender which is set forth on Exhibit A attached hereto (or as otherwise directed in writing by Lender).  The Total Payoff represents the negotiated discounted payoff of the Loan Liabilities.  Lender agrees that receipt of the Total Payoff shall be satisfaction in full for all Loan Liabilities, subject to the express condition that Lender receives the Initial Payoff no later than March 31, 2009.  Lender may extend such deadline in its sole and absolute discretion.  If Lender has not received the Initial Payoff by such date, it may terminate this letter agreement and all of the parties’ rights and obligations hereunder by written notice to the other parties.

In consideration of (and conditioned upon) Lender’s receipt of the Initial Payoff and Buyer’s agreement to pay the Contingent Payoff to Lender, Lender hereby agrees that (i) immediately upon Lender’s receipt of the Initial Payoff, all Loan Liabilities shall be deemed discharged and satisfied in full; (ii) immediately upon Lender’s receipt of the Initial Payoff, Lender shall be deemed to have waived  any right to file or assert a claim against or receive any distribution or payment from Borrower or, in the event Borrower becomes a debtor under the United States Bankruptcy Code (the “Bankruptcy Code”), Borrower’s  bankruptcy estate with respect to any Loan Liabilities, provided, however, that (a) if Lender is required to repay all or part of the payment of the Initial Payoff to Borrower or Borrower’s bankruptcy estate, Lender may assert and/or file a claim against Borrower or Borrower’s bankruptcy estate in an amount equal to the amount Lender actually repays to Borrower or Borrower’s bankruptcy estate, and (b) Lender may assert and/or file claims against Borrower or Borrower’s bankruptcy estate that arise under the Surviving Indemnities; (iii) immediately upon Lender’s receipt of the Initial Payoff, all of Lender’s Liens shall be deemed to be automatically released; (iv)  immediately upon Lender’s receipt of the Initial Payoff, Borrower, Vineyard Bank, the Buyer or any of their designees shall be authorized to file or record all documents, instruments and filings, including, without limitation, UCC-3 termination statements, deeds of release, or other release agreements as any such party deems necessary in order to fully evidence its release of Lender’s Liens; (v) against payment to Lender of the Initial Payoff, Lender will deliver to Borrower any collateral in its possession, including, without limitation, all certificates and stock powers associated with the Bank Shares; and (vi) at the request of Borrower, Lender will execute and deliver such other termination statements or other release documents, as Borrower, Vineyard Bank or the Buyer may reasonably request in connection with its release of Lender’s Liens.

Notwithstanding anything in this letter agreement or the Loan Documents to the contrary, as additional consideration for Lender’s agreements set forth in this letter agreement, Buyer shall pay Lender the Contingent Payoff as set forth below:

On or before December 15, 2011, Buyer shall pay Lender Eight Million and No/100 Dollars ($8,000,000.00) on the condition that the Loan Losses of Vineyard Bank for the period from and including October 1, 2008 through and including September 30, 2011 are less than One Hundred Twenty Five Million and No/100 Dollars ($125,000,000.00).

As an inducement to Lender to enter into this letter agreement with the Borrower and to accept the Total Payoff, both as of the date hereof and as of the date Lender receives the Initial Payoff, Borrower further hereby reaffirms and agrees to be bound by the Surviving Indemnities.

Lender agrees that, in the event Borrower becomes a debtor under the Bankruptcy Code, this letter agreement shall remain in full force and effect and Lender shall support a sale of the Bank Shares as set forth in the Purchase Agreement, and in accordance with the terms of this letter agreement, pursuant to 11 U.S.C. § 363 or a plan, and Borrower and Buyer likewise agree to pursue and support such a sale.  Lender agrees that in connection with such sale, Lender shall not object to the sale under 11 U.S.C. Section 363 (or otherwise) subject to the condition that the order approving such sale provides that Lender’s lien on the Bank Shares attaches to the proceeds of such sale in an amount equal to the amount of the Initial Payoff and that Lender shall be paid the Initial Payoff from such proceeds upon the closing of such sale within the time required hereby.

Lender agrees that it will not sell, assign, transfer or convey the Loan Documents unless the assignee agrees in writing and for the benefit of the Buyer and the Borrower to be bound by the terms of this Agreement.

In the event that Vineyard Bancshares is not the Buyer, the parties hereto agree that such other Buyer (“Replacement Buyer”) must become a party hereto, unless otherwise agreed in writing between Borrower and Lender, by delivering an executed counterpart of this letter agreement to Lender and Borrower in which such Replacement Buyer acknowledges and agrees to the terms hereof as the “Buyer,” in which case this letter agreement shall be binding on Lender, Borrower and Replacement Buyer as if the Replacement Buyer were the Buyer originally party hereto.

By signing below, each of the undersigned parties irrevocably agrees to the terms and conditions set forth in this letter.  This letter agreement shall be governed by the laws of the State of Tennessee without regard to its conflict of laws principles.

Sincerely,

VINEYARD NATIONAL BANCORP

                                 /s/ Glen C. Terry

Name: Glen C. Terry
Title: President and Chief Executive Officer

Acknowledge and agreed:

LENDER:

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:     /s/ David S. Work
Name:   David S. Work
Title:    Executive Vice President
Date:   November 12, 2008

VINEYARD BANCSHARES:

VINEYARD BANCSHARES, INC.

By:  /s/ Douglas M. Kratz
Name: Douglas M. Kratz
Title:    President and Chief Executive Officer
Date:  November 12, 2008

cc:            Rick Smalley – Bank MidWest
Dave Dawson – First Tennessee

EXHIBIT B

DEFINITIONS

“Accounting Standards”  shall mean generally accepted accounting principles as modified by applicable regulatory accounting principles and consistent with past practices.

“Bank Shares” means all of the issued and outstanding shares of common stock of Vineyard Bank.

“Borrower” shall mean Vineyard National Bancorp, a California corporation.

“Contingent Payoff” shall mean Eight Million Dollars ($8,000,000.00).

“Initial Payoff” shall mean the Initial Purchase Price less One Million Dollars ($1,000,000.00) if Vineyard Bancshares is the buyer of the Bank Shares.  If Vineyard Bancshares is not the buyer of the Bank Shares, the Initial Payoff shall mean the Initial Purchase Price less the sum of the following:  (i) One Million Dollars ($1,000,000.00), plus (ii) the Break-Up Fee, and plus (iii) Buyer’s Expenses, all as defined in the Purchase Agreement.  However, and notwithstanding the foregoing or anything in this letter agreement to the contrary:

(a)            if the Initial Payoff, as calculated pursuant to the preceding two (2) sentences, would exceed Nine Million Dollars ($9,000,000.00), then the Initial Payoff shall be reduced by an amount equal to twenty-five percent of such excess; and

(b)            in no event will the Initial Payoff ever be less than Nine Million Dollars ($9,000,000.00) or more than the Maximum Amount.

For example, if the Initial Payoff as calculated pursuant to the first two (2) sentences of this definition would be $10,000,000.00, then it shall be reduced by $250,000.00, to $9,750,000.00.

“Initial Purchase Price” shall mean the greater of (x) Ten Million Dollars ($10,000,000.00), or (y) the actual bid accepted for the sale of the Bank Shares.

“Lender” shall mean First Tennessee Bank National Association, a national bank.

“Lender’s Liens” mean all security interests, liens and pledges which Lender has or may have in or to Borrower’s property (including without limitation the Bank Shares) pursuant to the Loan Documents or otherwise.

“Loan Liabilities” shall mean all indebtedness and obligations (including all accrued and unpaid interest, principal, penalties, other fees, expense reimbursements and indemnities) owed to Lender by Borrower pursuant to the Loan Documents, but expressly excluding the Reserved Claims.

“Loan Losses” mean the sum of (a) any loan loss which occurs beginning on October 1, 2008 through and including September 30, 2011 and which is recognized in accordance with the Accounting Standards, (b) any losses on real property that is included in the Other Real Estate Owned (OREO) account (the “Oreo Account”) of Vineyard Bank, National Association as of October 1, 2008, and (c) any losses on real property that is added to the OREO Account following foreclosure by Vineyard Bank, National Association with respect to a Designated Loan (as defined below), whether or not Vineyard Bank, National Association recognizes any loss on the loan at the time of foreclosure.  Loan Losses shall be recognized only on those loans or loan assets (including OREO assets) which were reflected in the Bank Financial Statements (as defined in Section 4.7 of the Purchase Agreement) as of September 30, 2008, and they will not include losses recognized on any loans made by the Bank subsequent to September 30, 2008 (the “Designated Loans”).  Loan Losses shall be netted against any recoveries with respect to the Designated Loans actually collected by the Bank on or prior to November 29, 2011.

“Maximum Amount” shall mean the aggregate amount of all indebtedness and obligations (unpaid principal, accrued interest and otherwise) that would be due to Lender under the Loan Documents in the absence of this letter agreement until Lender has been paid the full, undiscounted amount thereof, including interest on all unpaid balances at the interest rate set forth in the Seventh Modification.

“Purchase Agreement” means that certain Stock Purchase Agreement dated November 12, 2008 between Vineyard Bancshares, as buyer, and Borrower, as seller.

“Reserved Claims” shall mean all of Lender’s rights and claims against Borrower under this letter agreement, which include (x) Lender’s right to receive the Initial Payoff (until it has been paid to Lender in accordance herewith) and (y) Lender’s rights and claims under the Surviving Indemnities.

“Surviving Indemnities”  shall mean the terms and provisions of Section 7.12, “Indemnification”,  of the Loan Agreement and Section 10, “Release and Waiver”, of the Fifth Modification.

“Total Payoff” shall mean the Initial Payoff and Contingent Payoff; provided that if no Contingent Payoff is required to be paid pursuant to the terms of this Letter Agreement, then the Total Payoff shall mean the Initial Payoff.  In no event shall the Total Payoff exceed the Maximum Amount.

“Vineyard Bancshares” shall mean Vineyard Bancshares, Inc., a Minnesota corporation.

“Vineyard Bank” shall mean Vineyard Bank, National Association, a national bank.